Letter to Shareholders Q1 2019 May 8, 2019 Exhibit 99.1

Dear Shareholders,

SurveyMonkey is off to a strong start in 2019. In Q1, we grew revenue to $68.6 million for 17% year-over-year growth. We also generated $7.8 million in operating cash flow and $7.5 million in unlevered free cash flow for an 11% margin, which includes $0.9 million in transaction costs related to our acquisition of Usabilla. We continue to make solid progress in scaling our enterprise sales go-to-market strategy, driving adoption of our collaborative Teams plans, and strengthening our international offerings.

In April, we acquired Usabilla, our first acquisition as a public company. Usabilla's products complement our existing suite of enterprise solutions and serve to strengthen our comprehensive set of CX offerings for our customers. We believe this acquisition will accelerate both our enterprise sales and international expansion efforts.

Our continued execution against our growth strategies, plus the acquisition of Usabilla gives us increased confidence that the investments we're making in 2019 will drive accelerated revenue growth in 2020 and beyond.

Q1 2019 Key Results

- Revenue was $68.6 million for 17% year-over-year growth.
- Paying users totaled 670,862 compared to 610,457 in Q1 2018, for 10% year-over-year growth, and up 24,135 paying users from Q4 2018. Approximately 90% of the net adds in the quarter were from annual plans, driven by sales of our Enterprise offerings and adoption of our collaborative Teams plans. Approximately 78% of our paying users were on annual plans, up from 75% in Q1 2018 and 77% in Q4 2018.
- Average revenue per user was $423 compared to $390 in Q1 2018, for 8% year-over-year growth.
- Enterprise sales revenue was approximately 16% of total revenue, up from approximately 13% in Q4 2018. We ended the quarter with 3,909 enterprise sales customers, up from 2,838 in Q1 2018, for 38% year-over-year growth, and an increase of 343 customers from Q4 2018.
- GAAP operating margin was (24%) and non-GAAP operating margin was 0%.
- GAAP net loss was ($17.8) million and Adjusted EBITDA was $8.5 million.
- GAAP basic and diluted net loss per share was ($0.14). Non-GAAP basic and diluted net loss per share was ($0.02).
- Net cash provided by operating activities was $7.8 million and unlevered free cash flow was $7.5 million, both for an 11% margin.
- On April 1, 2019, we closed our acquisition of Usabilla. In Q1 2019, we incurred approximately $0.9 million in transaction costs in connection with this acquisition which impacted our operating expenses and cash flows for the quarter.
- Cash and cash equivalents was $165.9 million and total debt was $216.9 million for net debt of $51.0 million. Subsequent to Q1 2019, our acquisition of Usabilla resulted in a net cash outlay of approximately $53 million.



Revenue ($M)
$58.5
$68.6
17%
YoY
Q1'18
Q1'19



Paying Users (K)
610
671
10%
YoY
75%
Annual
78%
Annual
Q1'18
Q1'19



ARPU
$390
$423
8%
YoY
Q1'18
Q1'19



Cash Flow ($M)
$5.8
$7.4
$7.8
$7.5
10%
13%
11%
11%
Q1'18
Q1'19
Operating
uFCF

Cash flow percentages reflect margin

1

Financial Outlook With the strength in our Teams offering and enterprise sales, coupled with the acquisition of Usabilla, we’re updating our financial outlook for Q2 2019 and full-year 2019. Our financial outlook includes contribution from Usabilla beginning April 1, 2019. The revenue contribution from Usabilla will be impacted by ASC 805 fair value purchase accounting adjustments to deferred revenue that will reduce the amount of revenue to be recognized. We expect the headwind from the deferred revenue adjustment to be strongest in Q2 2019 and then have decreasing impact over the course of the year. Post the deferred revenue adjustment, we expect Usabilla to contribute approximately two points of revenue growth towards our full year 2019 financial outlook – a disproportionate percentage of which will be recognized in the second half of the year. We also expect Usabilla to be a headwind on non-GAAP operating margin and unlevered free cash flow margin. We are forecasting revenue in Q2 2019 to grow 15% to 16%. In Q2 2018, we benefited from the pricing changes to our self-serve customers that began in mid-2017 and drove maximum core revenue impact with 21% year-over-year growth, setting up a more difficult comparison from a year-over-year growth perspective in Q2 2019. We expect our growth initiatives in enterprise sales and our collaborative Teams offering, combined with the integration of Usabilla to drive accelerating revenue growth in the second half of 2019. Usabilla - Powerful and Complementary Voice of Customer Solution We’re excited to add Usabilla to the SurveyMonkey suite of enterprise solutions so we can deliver a truly comprehensive set of customer experience (CX) offerings to our customers. Usabilla is a leading global Voice of Customer technology provider that empowers over 450 customers including global brands like Lufthansa, Philips, and Vodafone to collect, analyze, and act on real-time user feedback across digital experiences including websites, apps, and email. Headquartered in Amsterdam with offices in New York, London, Sydney, and Berlin, Usabilla uses a sales-driven go-to-market strategy to sell their subscription-based products. We believe this acquisition will accelerate both our enterprise sales and international market expansion efforts. The Usabilla solution is a high-value offering that scales with the value provided to the customer. For example, pricing on the Usabilla website feedback solution is based upon the number of pageviews on the customer website, so as the customer’s pageviews grow, so does our monetization. We’re thrilled to welcome the over 130 Usabilla team members to the SurveyMonkey Troop. Q2 2019 Revenue $72 - $73 million 15% - 16% YoY Non-GAAP operating margin (4%) - (2%) FY 2019 Revenue $298 - $304 million 17% - 20% YoY Non-GAAP operating margin (1%) - +1% Unlevered free cash flow $50 - $53 million 17% margin Financial Outlook We adopted the new lease accounting guidance under ASC 842, effective January 1, 2019. Under this guidance, lease payments associated with our San Mateo headquarters are now accounted for as an operating expense in the condensed consolidated statements of operations. Prior to the adoption of ASC 842, these lease payments were primarily accounted for as interest expense. As a result of this change, non-GAAP operating income in Q1 2019 was impacted by approximately $1.5 million and we expect the full-year impact to be approximately $6 million. There is no impact to free cash flow from this change. For comparison purposes, under the new accounting guidance, non-GAAP operating margin for Q2 2018 and full-year 2018 would have been 6.1% and 3.6%, respectively.

Our mission:

We help curious organizations and individuals transform feedback into business intelligence that drives growth and innovation

17M+
Active Users

671K
Paying Users

350K+
Organizational domains

100%+
Dollar-based net retention rate for organizations

Enterprise Sales Customers



2,838
2,990
3,226
3,566
3,909
29% YoY
38% YoY
Q1'18
Q2'18
Q3'18
Q4'18
Q1'19

Our Primary Growth Strategies

Through the virality of our survey platform, we've established a massive footprint of over 17 million active users and 670,862 paying users across more than 350,000 organizations. We're focused on three primary growth strategies that we believe will accelerate our business – centered around driving higher monetization, retention, and paying user growth – and we're making strong progress against each of them. We will always be vigilant about pursuing growth initiatives that we believe will enhance the long-term profitability and cash flow characteristics of our business.

Our dollar-based net retention rate for organizations remains over 100%. As we execute against our growth strategies and drive more organizational usage of our products, we expect this percentage to increase smoothly over time.

Selling SurveyMonkey directly to the enterprise

Our enterprise sales strategy focuses on selling, and expanding, into organizations where we already have an existing footprint -- and transitioning those users to enterprise-level relationships. We use our proprietary Customer 360 technology to analyze usage patterns across our existing base of users. To identify high value leads for our sales team, we assess the departments and titles of our customers, the number of active and paid users in the organization, and the frequency, volume, and virality of surveys being deployed.

When we upsell SurveyMonkey Enterprise directly to organizations, we continue to see a 4x increase in annualized revenue upon the initial sale. We then have the ability to expand our seat usage and cross-sell purpose-built solutions and integrations. The expansion opportunities embed SurveyMonkey deeper into the organization's workflows and drive higher net revenue retention. In pursuing this strategy we believe we will onboard thousands of organizational customers who can benefit from our full arsenal of platform features and capabilities -- and our business will benefit in the process.

Q1 2019 highlights include:

- Enterprise sales revenue improved to 16% of revenue in the quarter from 13% in Q4 2018. In addition to sales of our enterprise software products, we're seeing strong traction selling our market research solution directly into organizations, particularly in the financial services and consumer goods sectors.
- Enterprise sales customers grew to 3,909, up 38% year-over-year, and up 343 customers from Q4 2018. New customers signed in the quarter show SurveyMonkey's broad appeal and resonance across industry and company size like oil and gas (Baker Hughes), professional services (Jacobs Engineering Group), governmental R&D contractors (Sandia National Labs), and technology companies (Shutterfly, Glu Mobile, and Malwarebytes).
- We rounded out our sales leadership team with the hire of DuVal Hicks, our Global Head of Sales Operations, to drive increased sales rigor, productivity, and efficiency.

3

Curiosity Conference Live
An exclusive SurveyMonkey event
New York
Chicago
San Francisco


SurveyMonkey
Be the hero your business needs
Built for enterprise

metromile

As a new, innovative car insurance company, Metromile chose SurveyMonkey Enterprise to take advantage of integrations that would automate the survey process and help them stay on top of customer interactions. They currently rely on the SurveyMonkey for Salesforce integration to automatically track NPS®, CSAT, and post-sales feedback; using triggers to send surveys at predetermined times. The feedback from their post interaction CSAT survey helped increase their first call resolution rate by 10% over the previous quarter. They've also expanded into using SurveyMonkey to track customer sentiment across all interactions and collect responses for their sales and claims teams.

Selling SurveyMonkey directly to the enterprise (cont.)

We've built a world-class sales team and are on track to hit our target to double our number of customer-facing representatives by the end of 2019. We expect increased contribution from our sales reps over the course of the year as they continue to ramp, leading to accelerated revenue growth in the second half of 2019 and in 2020 and beyond.

The addition of Usabilla will add another product for our sales team to cross-sell into our existing customer base and provides us with additional sales resources, primarily in Europe. While we're still in the early stages of integration, we expect to realize valuable revenue synergies over time.

We continued to increase our marketing initiatives to enterprises, combining a prominent presence at select industry events with email and content marketing to our existing base of self-serve users. This month, we're launching Curiosity Conference Live, a SurveyMonkey-branded event series in New York, Chicago and San Francisco, as well as exhibiting and speaking at Salesforce World Tour in London.

This week we started testing our first integrated brand campaign, leveraging out-of-home channels in select major cities along with digital brand spend to amplify our message that SurveyMonkey is built for enterprise and delivers significant value to marketing, HR, CX, and IT leaders everywhere.

Accelerating growth in self-serve through our collaborative Teams plans

We launched our Teams plans in late Q3 2018 which provides our users the ability to collaborate in a secure environment while maintaining their own credentials and identity. In the process, we are able to recognize value from rampant account sharing that has taken place on our platform for many years. In conjunction with Teams, we rolled out account verification -- which requires users to verify and register their devices. The opportunity to turn a significant number of shared accounts into paid seats within an organization, and at the same time provide greater value to our customers, is an opportunity that we believe is unique to SurveyMonkey.

We're just over two quarters in-market with Teams and we're very pleased with the early results - it's one of the primary drivers of paying user growth since its launch. Teams are being purchased not only by existing users through account verification, but also by new users, driving a stronger annual mix in our paying user base. As a result, Teams is now the default package on our SurveyMonkey plans and pricing page. Moreover, we continue to see a healthier mix towards the higher value Premier package for Teams as compared to our individual plans. A key growth opportunity over time will be expanding team sizes and driving high retention.

4

Q1 Overall, how would you rate the event?
Natalie Chung:
Let's take a deep dive to see what the drivers are for the ratings. Good work!
Mike Rodriguez:
Yes, good point. Let me dig into it.


Share Survey
Set default levels of access for people on my team
Survey Design
Collect Responses
Analyze Results
CONTINUE

u&u.

u&u is a boutique recruiting agency based in Queensland, Australia. From the executive suite down to individual consultants, u&u aims to stand out from their competitors by delivering an excellent experience—to both their employer clients and candidates they aim to place. To support their mission, they invested in SurveyMonkey CX to collect and share customer insights in real time and enable their recruiters to take ownership over the candidate experience. Using SurveyMonkey CX, they've nearly doubled their response rate and identified areas to improve throughout 40 different touchpoints. u&u was recently nominated for a prestigious award from Australia's leading job board, SEEK, recognizing them as a leader in the recruitment space for delivering a top-notch candidate experience.

Accelerating growth in self-serve through our collaborative Teams plans (cont.)

Teams plans have now been purchased in 154 of the Fortune 500 companies, 46 of the Fortune 100 companies, and in over 90 countries around the world. When we see large Team sizes and concentration of Teams within large organizations, we know that is a high-value opportunity for our enterprise sales team to pursue.

Through Q1 2019, account verification has been deployed to approximately 60% of our paying users. Even with the early success of Teams, only a small percentage of our paying users have purchased seats as a result of this notification. We've observed there is a time lag associated with our users taking action once they've received the notification, depending on the frequency of their use cases, the number of individuals active within the account, and seasonal variations in their use of the product. As a result, we believe that the monetization of Teams will be steadier and have a longer tail than we had initially anticipated. We expect to complete the account verification rollout to our existing users by Q3 2019 and should see the positive financial impact from both the initial Teams conversion and incremental seat growth in our top-line in the quarters that follow.

Expanding our business in key international markets

We're continuing to make investments that further expand our international presence, initially focused on Western Europe.

Our international sales team is in-market and closing deals -- and we're confident the Usabilla acquisition will accelerate our sales efforts in Europe. Our upcoming presence at the Salesforce World Tour in London and other similar marketing events will help fuel demand for our products in international markets.

The initial phase of our European cloud datacenter is expected to launch to new enterprise customers later this month and we'll roll out additional phases over the course of the year. We believe this new cloud infrastructure will improve our user experience and site speed, and allow us to host data locally which we know is an important priority for European customers.

With the addition of our European cloud datacenter, we believe we have the capabilities to compete and win in Europe. We expect to see the positive financial impact from these investments in late 2019 and more materially in 2020.

5

Product Highlights

We focus our product development efforts on driving growth and innovation for our customers. Our primary objectives -- increasing organizational usage of our products, providing deeper value through integrations and solutions, delivering delightful respondent experiences, and disrupting market research -- are all centered around generating more retentive and higher-value customers.

SurveyMonkey + Microsoft - We continue to gain traction in our strategic partnership with Microsoft. We've built various integrations that fit into our customers' existing workflows, all within the tools our customers are already using such as Microsoft Teams and Power BI. At the Microsoft Build conference earlier this week, SurveyMonkey was featured in keynotes with a demo of an early version of a forthcoming integration with Microsoft Outlook which enables intelligent peer-to-peer feedback -- empowering employees to define, gather, and reflect upon feedback from the right peers for professional development.

Intelligent Analytics – Open-ended questions provide some of the richest feedback - yet, they are time-consuming to read, categorize, and cluster into overall themes. Our newest feature, Sentiment Analysis, utilizes machine learning and natural language processing technology to get our customers to insights faster by analyzing responses to open-ended questions and categorizing them as positive, neutral, or negative -- helping our customers understand how their respondents truly feel. Customers can then filter by sentiment and use our enhanced WordCloud feature to quickly identify areas that need their attention.

New Survey Themes - Last quarter, we introduced new visual themes and layouts focused on superior design to improve respondent interaction and act as compelling brand touchpoints for our customers - and we're seeing impressive results. Approximately 65% of surveys are now being created using these new themes, and respondents also prefer these surveys with a 10-point increase in NPS® when rating the survey experience.


Windows and Office developer ecosystem
SurveyMonkey
Bloomberg


HR@acme.com
Get feedback from your most recent collaborators.


great delicious Bubbly Light taste never
unique Fresh refreshing Good tasty
know Flavorful natural flavor fruity
okay healthy expensive


Send beautiful surveys that people can't wait to answer
1. Pick a theme
2. Customize your look
3. Brand your surveys


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6

29% margin 19% margin 18% margin 23% margin 17% margin 17% margin 18% margin Q1 2019 Financial Results Our Q1 2019 financial results continue to demonstrate our strong execution and focus on delivering healthy revenue growth and robust cash flow in our steady march of increased monetization. Revenue Q1 2019 revenue was $68.6 million, up 17% year-over-year. Our strategy is centered around driving revenue growth through a combination of paying user and ARPU initiatives. We grew paying users 10% year-over-year and 4%, or 24,135 paying users, quarter-over-quarter. Approximately 90% of the net adds in the quarter were from annual plans, driven by sales of SurveyMonkey Enterprise and adoption of our collaborative Teams plans. Teams and enterprise sales drove the mix of our annual paying users to 78% -- up from 75% a year ago. We know through many years of cohort data that a higher percentage of annual users means more retentive and higher lifetime-value customers. We continue to expect paying user growth to outpace ARPU growth driven primarily by SurveyMonkey Enterprise and Teams over the course of 2019. Margins and operating expenses We adopted the new lease accounting guidance under ASC 842, effective January 1, 2019. Under this guidance, lease payments associated with our San Mateo headquarters are now accounted for as an operating expense in the condensed consolidated statements of operations. Prior to the adoption of ASC 842, these lease payments were primarily accounted for as interest expense. As a result of this change, non-GAAP operating income in Q1 2019 was impacted by approximately $1.5 million. There is no impact to free cash flow from this change. For comparison purposes, under the new accounting guidance, non-GAAP operating margin for Q1 2018 would have been 0%. Operating margin: GAAP operating margin was (24%) and non-GAAP operating margin was 0%, and includes approximately $0.9 million in transaction costs in connection with our acquisition of Usabilla. Gross margin: Increased primarily due to lower capitalized software amortization. Operating expenses: We continue to invest in growing our research and development team to drive continued platform innovation and to further develop our suite of products. We’re investing in sales and marketing efforts to support both our self-serve and enterprise sales channels. General and administrative costs have increased primarily due to investments made to operate as a public company. GAAP Non GAAP 19% YoY 17% YoY 19% YoY 21% YoY 17% YoY 7% YoY 10% YoY 3% YoY 3% YoY 2% YoY 13% YoY 8% YoY 15% YoY 18% YoY 12% YoY YoY revenue growth rates for Q1’18-Q3’18 represent core revenue growth

Cash Flow ($M)


Operating
uFCF
$5.8
$7.4
$7.8
$7.5
10%
13%
11%
11%
Q1'18
Q1'19

Percentages reflect margin

Cash and Debt ($M)


Cash and cash equivalents
Debt
Net debt
$153.8
$217.4
$63.6
$165.9
$216.9
$51.0
Q4'18
Q1'19

Q1 2019 Financial Results (cont.)

Cash Flow

We continue to drive healthy cash flow in our business even as we invest to support our sales and marketing initiatives. We generated $7.8 million operating cash flow and $7.5 million in unlevered free cash flow in Q1 2019, both for an 11% margin. In addition, in Q1 2019, we incurred $0.9 million in transaction costs related our acquisition of Usabilla.

Cash and Debt

Cash and cash equivalents was $165.9 million and total debt was $216.9 million for net debt of $51.0 million. Subsequent to Q1 2019, our acquisition of Usabilla resulted in a net cash outlay of approximately $53 million.

Closing

We will host a conference call today to discuss our Q1 2019 business and financial results. This call is scheduled to begin at 2:00 pm PT / 5:00 pm ET and can be accessed by dialing (866) 417-2046 or (409) 217-8231. To listen to a live audio webcast, please visit SurveyMonkey's Investor Relations website at investor.surveymonkey.com. A replay of the audio webcast will be available on the same website following the call. A telephonic replay will be available through May 15, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 2065413#.

Sincerely,



Zander Lurie
CEO and Interim CFO



Tom Hale
President

Contacts:
Investor Relations:
Karim Damji
investors@surveymonkey.com

Media:
Sandra Gharib
sandrag@surveymonkey.com

8

SVMK INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) [1]

(in thousands)	March 31, 2019	December 31, 2018
Assets		
Current assets:		
Cash and cash equivalents	$ 165,910	$ 153,807
Accounts receivable, net of allowance	7,189	7,336
Deferred commissions, current	2,248	1,981
Prepaid expenses and other current assets	15,219	7,081
Total current assets	190,566	170,205
Property and equipment, net	45,532	117,718
Operating lease right-of-use assets	60,266	—
Capitalized internal-use software, net	33,710	33,280
Acquisition intangible assets, net	8,299	9,324
Goodwill	336,861	336,861
Deferred commissions, non-current	3,932	3,317
Other assets	8,554	8,643
Total assets	$ 687,720	$ 679,348
Liabilities and stockholders' equity		
Current liabilities:		
Accounts payable	$ 2,983	$ 2,804
Accrued expenses and other current liabilities	11,937	9,692
Accrued compensation	11,730	20,070
Deferred revenue	110,691	101,236
Operating lease liabilities, current	6,139	—
Debt, current	1,900	1,900
Total current liabilities	145,380	135,702
Deferred tax liabilities	4,341	4,246
Debt, non-current	215,040	215,515
Financing obligation on leased facility	—	92,009
Operating lease liabilities, non-current	82,528	—
Other non-current liabilities	5,436	12,493
Total liabilities	452,725	459,965
Commitments and contingencies		
Stockholders' equity:		
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	582,652	551,937
Accumulated other comprehensive loss	(306)	(287)
Accumulated deficit	(347,352)	(332,268)
Total stockholders' equity	234,995	219,383
Total liabilities and stockholders' equity	$ 687,720	$ 679,348

(1) The Company adopted ASC 842 as of January 1, 2019 on a prospective basis. Amounts presented for as of March 31, 2019 are under ASC 842 and amounts presented as of December 31, 2018 are under ASC 840.

9

SVMK INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) [1]

(In thousands, except per share amounts)	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Revenue	$ 68,641	$ 58,491
Cost of revenue[2][3]	17,530	18,063
Gross profit	51,111	40,428
Operating expenses:		
Research and development[2]	20,806	17,940
Sales and marketing[2][3]	26,050	17,421
General and administrative[2]	20,556	13,018
Restructuring	(66)	5
Total operating expenses	67,346	48,384
Loss from operations	(16,235)	(7,956)
Interest expense	3,659	7,094
Other non-operating income (expense), net	1,979	633
Loss before income taxes	(17,915)	(14,417)
Provision for (benefit from) income taxes	(138)	300
Net loss	$ (17,777)	$ (14,717)
Net loss per share, basic and diluted	$ (0.14)	$ (0.15)
Weighted-average shares used in computing basic and diluted net loss per share	126,786	101,212

(1) The Company adopted ASC 842 as of January 1, 2019 on a prospective basis. Amounts presented for the three months ended March 31, 2019 are under ASC 842 and amounts presented for the three months ended March 31, 2018 are under ASC 840.

(2) Includes stock-based compensation, net of amounts capitalized as follows:

(in thousands)	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Cost of revenue	$ 1,096	$ 658
Research and development	4,766	3,447
Sales and marketing	2,780	768
General and administrative	6,469	3,667
Stock-based compensation, net of amounts capitalized	$ 15,111	$ 8,540

(3) Includes amortization of acquisition intangible assets as follows:

(in thousands)	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Cost of revenue	$ 488	$ 488
Sales and marketing	537	604
Amortization of acquisition intangible assets	$ 1,025	$ 1,092

10

SVMK INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In thousands)	Three Months Ended March 31, 2019	2018
Cash flows from operating activities		
Net loss	$ (17,777)	$ (14,717)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	9,655	11,979
Non-cash leases expense	1,338	—
Stock-based compensation expense, net of amounts capitalized	15,111	8,540
Amortization of debt discount and issuance costs	75	242
Deferred income taxes	95	143
Gain on sale of a private company investment	(1,001)	(999)
Other	(154)	175
Changes in assets and liabilities:		
Accounts receivable	163	(763)
Prepaid expenses and other assets	(2,184)	(1,857)
Accounts payable and accrued liabilities	2,991	1,099
Accrued interest on financing lease obligation, net of payments	—	(358)
Accrued compensation	(8,359)	(7,449)
Deferred revenue	9,575	9,728
Operating lease liabilities	(1,725)	—
Net cash provided by operating activities	7,803	5,763
Cash flows from investing activities		
Purchases of property and equipment	(581)	(880)
Capitalized internal-use software	(3,150)	(2,640)
Proceeds from sale of a private company investment	1,001	999
Net cash used in investing activities	(2,730)	(2,521)
Cash flows from financing activities		
Proceeds from stock option exercises	7,640	1
Employee payroll taxes paid for net share settlement of restricted stock units	—	(1,765)
Repayment of debt	(550)	(750)
Net cash provided by (used in) financing activities	7,090	(2,514)
Effect of exchange rate changes on cash	(44)	—
Net increase in cash, cash equivalents and restricted cash	12,119	728
Cash, cash equivalents and restricted cash at beginning of period	154,371	35,345
Cash, cash equivalents and restricted cash at end of period	$ 166,490	$ 36,073
Supplemental cash flow data:		
Interest paid for term debt	$ 3,423	$ 5,126
Interest paid for financing obligation on leased facility	$ —	$ 2,038
Cash paid for operating leases	$ 3,438	$ —
Income taxes paid (refunds received)	$ 247	$ (33)
Non-cash investing and financing transactions:		
Stock compensation included in capitalized software costs	$ 953	$ 327
Proceeds receivable from stock option exercises	$ 6,779	$ —
Accrued unpaid capital expenditures	$ 517	$ 1,893
Derecognized financing obligation related to building due to adoption of ASC 842	$ 92,009	$ —
Derecognized building due to adoption of ASC 842	$ 71,781	$ —
Reconciliation of cash, cash equivalents and restricted cash:		
Cash and cash equivalents at beginning of period	$ 153,807	$ 35,345
Restricted cash (included in other assets) at beginning of period	564	—
Total cash, cash equivalents and restricted cash at beginning of period	$ 154,371	$ 35,345
Cash and cash equivalents at end of period	$ 165,910	$ 36,073
Restricted cash (included in other assets) at end of period	580	—
Total cash, cash equivalents and restricted cash at end of period	$ 166,490	$ 36,073

11

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

(in thousands, except percentages and per share amounts)	Three Months Ended March 31, 2019							
	GAAP	GAAP % of Revenue[3]	Stock-based compensation, net	Amortization of intangible assets	Restructuring	Gain on sale of a private company investment	Non-GAAP	Non-GAAP % of Revenue[3]
Revenue	$ 68,641	100 %	$ —	$ —	$ —	$ —	$ 68,641	100%
Cost of revenue	17,530	26 %	(1,096)	(488)	—	—	15,946	23%
Gross profit	51,111	74 %	1,096	488	—	—	52,695	77%
Operating expenses:								
Research and development	20,806	30 %	(4,766)	—	—	—	16,040	23%
Sales and marketing	26,050	38 %	(2,780)	(537)	—	—	22,733	33%
General and administrative	20,556	30 %	(6,469)	—	—	—	14,087	21%
Restructuring	(66)	—%	—	—	66	—	—	—%
Total operating expenses	67,346	98 %	(14,015)	(537)	66	—	52,860	77%
Loss from operations	(16,235)	(24)%	15,111	1,025	(66)	—	(165)	—%
Interest expense	3,659	5 %	—	—	—	—	3,659	5%
Other non-operating income (expense), net	1,979	3 %	—	—	—	(1,001)	978	1%
Loss before income taxes	(17,915)	(26)%	15,111	1,025	(66)	(1,001)	(2,846)	(4)%
Benefit from income taxes[2]	(138)	—%	—	(94)	—	—	(232)	—%
Net loss	$ (17,777)	(26)%	$ 15,111	$ 1,119	$ (66)	$ (1,001)	$ (2,614)	(4)%
Net loss per share, basic and diluted	$ (0.14)						$ (0.02)	
Weighted-average shares used in computing basic and diluted net loss per share	126,786						126,786	

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring and gain on sale of a private company investment. Non-GAAP adjustments to our benefit from income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.

(3) Percentages may not sum due to rounding.

12

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

(in thousands, except percentages and per share amounts)	GAAP	GAAP % of Revenue[3]	Stock-based compensation, net	Amortization of intangible assets	Restructuring	Gain on sale of a private company investment	Non-GAAP	Non-GAAP % of Revenue[3]
	Three Months Ended March 31, 2018							
Revenue	$ 58,491	100%	$ —	$ —	$ —	$ —	$ 58,491	100%
Cost of revenue	18,063	31%	(658)	(488)	—	—	16,917	29%
Gross profit	40,428	69%	658	488	—	—	41,574	71%
Operating expenses:								
Research and development	17,940	31%	(3,447)	—	—	—	14,493	25%
Sales and marketing	17,421	30%	(768)	(604)	—	—	16,049	27%
General and administrative	13,018	22%	(3,667)	—	—	—	9,351	16%
Restructuring	5	—%	—	—	(5)	—	—	—%
Total operating expenses	48,384	83%	(7,882)	(604)	(5)	—	39,893	68%
(Loss) Income from operations	(7,956)	(14)%	8,540	1,092	5	—	1,681	3%
Interest expense	7,094	12%	—	—	—	—	7,094	12%
Other non-operating income (expense), net	633	1%	—	—	—	(999)	(366)	(1)%
Loss before income taxes	(14,417)	(25)%	8,540	1,092	5	(999)	(5,779)	(10)%
Provision for income taxes[2]	300	1%	—	(139)	—	—	161	—%
Net loss	$ (14,717)	(25)%	$ 8,540	$ 1,231	$ 5	$ (999)	$ (5,940)	(10)%
Net loss per share, basic and diluted	$ (0.15)						$ (0.06)	
Weighted-average shares used in computing basic and diluted net loss per share	101,212						101,212	

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring, and gain on sale of a private company investment. Non-GAAP adjustments to our provision for income taxes pertains to deferred tax expense related to amortization of acquisition intangible assets.

(3) Percentages may not sum due to rounding.

13

14 SVMK INC.RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) (1)(2)Calculation of Unlevered Free Cash Flow Three Months Ended March 31, (in thousands) 2019 2018 Net cash provided by operating activities $7,803 $5,763 Purchases of property and equipment, net (581) (880)Capitalized internal-use software (3,150) (2,640)Interest paid for term debt 3,423 5,126 Unlevered free cash flow $7,495 $7,369 Calculation of Adjusted EBITDA Three Months Ended March 31, (in thousands) 2019 2018 Net loss $(17,777) $(14,717)Provision for (benefit from) income taxes (138) 300 Other non-operating (income) expenses, net (1,979) (633)Interest expense 3,659 7,094 Depreciation and amortization 9,655 11,979 Stock-based compensation, net 15,111 8,540 Restructuring (66) 5 Adjusted EBITDA $8,465 $12,568 (1) Please see Appendix A for explanation of non-GAAP measures used.(2) The Company adopted ASC 842 as of January 1, 2019 on a prospective basis. Amounts presented for the three months ended March 31, 2019 are under ASC 842 and amounts presented for the three months ended March 31, 2018 are under ASC 840.SVMK INC.RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) (1)(2)Calculation of Unlevered Free Cash Flow Three Months Ended March 31, (in thousands) 2019 2018 Net cash provided by operating activities $7,803 $5,763 Purchases of property and equipment, net (581) (880)Capitalized internal-use software (3,150) (2,640)Interest paid for term debt 3,423 5,126 Unlevered free cash flow $7,495 $7,369 Calculation of Adjusted EBITDA Three Months Ended March 31, (in thousands) 2019 2018 Net loss $(17,777) $(14,717)Provision for (benefit from) income taxes (138) 300 Other non-operating (income) expenses, net (1,979) (633)Interest expense 3,659 7,094 Depreciation and amortization 9,655 11,979 Stock-based compensation, net 15,111 8,540 Restructuring (66) 5 Adjusted EBITDA $8,465 $12,568 (1) Please see Appendix A for explanation of non-GAAP measures used.(2) The Company adopted ASC 842 as of January 1, 2019 on a prospective basis. Amounts presented for the three months ended March 31, 2019 are under ASC 842 and amounts presented for the three months ended March 31, 2018 are under ASC 840.

15 APPENDIX A SVMK INC. EXPLANATION OF NON-GAAP MEASURES To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP (“GAAP”), we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP net loss, non- GAAP net loss per share, adjusted EBITDA and unlevered free cash flow. Our definition for each non- GAAP measure used is provided below, however a limitation of non-GAAP financial measures are that they do not have uniform definitions. Accordingly, our definitions for non-GAAP measures used will likely differ from similarly titled non-GAAP measures used by other companies thereby limiting comparability. With regards to the Non-GAAP guidance provided above, a reconciliation to the corresponding GAAP amounts are not provided as the quantification of certain items excluded from each respective non- GAAP measure, which may be significant, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense, net, requires additional inputs such as number of shares granted and market price that are not currently ascertainable. Non-GAAP gross profit, non-GAAP gross margin: We define non-GAAP gross profit as GAAP gross profit less stock-based compensation, net and less amortization of intangible assets. Non-GAAP gross margin is defined as non-GAAP gross profit divided by revenue. Non-GAAP operating income (loss): We define non-GAAP operating income (loss) as GAAP operating loss less stock-based compensation, net, less amortization of intangible assets and less restructuring. Non-GAAP net loss, non-GAAP net loss per share: We define non-GAAP net loss as GAAP net loss less stock-based compensation, net, less amortization of intangible assets, less restructuring, and less gain on sale of a private company investment. Non-GAAP net loss per share is defined as non-GAAP net loss divided by the weighted-average shares outstanding. We use these non-GAAP measures to compare and evaluate our operating results across periods in order to manage our business, for purposes of determining executive and senior management incentive compensation, and for budgeting and developing our strategic operating plans. We believe that these non-GAAP measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by our management in evaluating our financial performance and for operational decision making, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We have excluded the effect of the following items from the aforementioned non-GAAP measures because they are non-cash and/or are non-recurring in nature and because we believe that the non- GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. We further believe this measure is useful to investors in that it allows for greater transparency to certain line items in our financial statements and facilitates comparisons to historical operating results and comparisons to peer operating results. A description of the non-GAAP adjustments for the above measures is as follows: • Stock-based compensation, net: We incur stock based-compensation expense on a GAAP basis resulting from equity awards granted to our employees. Although stock- based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods. • Amortization of intangible assets: We incur amortization expense on intangible assets on a GAAP basis resulting from prior acquisitions. Amortization of acquired intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of any acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of acquired intangible assets will recur in future periods.

16 • Restructuring: Restructuring expenses consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses. We expect that restructuring costs will generally diminish over time with respect to past acquisitions and/or strategic initiatives. However, we may incur these expenses in future periods in connection with any new acquisitions and/or strategic initiatives. • Gain on sale of a private company investment: Gain on sale of a private company investment because it was recognized on a GAAP basis resulting from the sale of certain corporate assets. We expect that such transactions will be infrequent in occurrence and are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations. For more information on the non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Data” section of this press release. The accompanying tables provide details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between those financial measures. Adjusted EBITDA: We define adjusted EBITDA as net loss excluding provision for (benefit from) income taxes, other non-operating expenses (income), net, interest expense, depreciation and amortization, stock-based compensation, net, and restructuring. We consider adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business that could otherwise be masked by the effect of the income or expenses that are not indicative of the core operating performance of our business that are excluded from adjusted EBITDA. Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures. Some of the limitations of adjusted EBITDA are that it excludes recurring expenses for interest payments, does not reflect the dilution that results from stock-based compensation, and does not reflect the cost to replace depreciated property and equipment. It may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. Unlevered free cash flow: Unlevered free cash flow is a liquidity measure used by management in evaluating the cash generated by our operations after purchases of property and equipment and capitalized internal-use software but prior to the impact of our capital structure. The usefulness of unlevered free cash flow as an analytical tool is limited because it excludes certain items which are settled in cash, does not represent residual cash flow available for discretionary expenses, does not reflect our future contractual commitments, and is calculated differently by other companies in our industry. Accordingly, it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Safe Harbor Statement “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking statements about our products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward- looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes. The risks and uncertainties referred to above include -but are not limited to -risks related to our ability to retain and upgrade customers; our revenue growth rate; our brand; our marketing strategies; our self-serve business model; the length of our sales cycles; the growth and development of our salesforce; security measures; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our products and services are accessible at all times; competition; our debt; revenue recognition; our ability to manage our growth; our culture and talent; our data centers; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our customers or curtail our monetization efforts; litigation and regulatory issues; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; our international operations; intellectual property; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; the price volatility of our common stock; and general economic conditions.

17 Further information on these and other factors that could affect our financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Form 10-Q that will be filed for the quarter ended March 31, 2019, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of our Investor Relations website page at investor.surveymonkey.com. All information provided in this release and in the attachments is as of May 8, 2019, and we undertake no obligation to update this information.